Exhibit 3.27

NOTARIZED RECORD

Law No. 12990

[There appear the seal of the Certified Notaries Public’s Association, the Ministry of Justice, the Certified Notary Public and the Registry of Corporations.]

FOLIO No. 173 – FIRST CERTIFIED COPY – NOTARIALLY RECORDED INSTRUMENT No. FORTY FIVE – In the City of Buenos Aires, capital of the Argentine Republic, on this fourteenth day of April, 1997, I, Certifying Notary Public, attest that personally appear before me Mr. Marcelo Fabián MURILLO, Argentine, born on 11 July 1964, holder of National Identity Document (DNI) No. 16 731 015, married, a lawyer, domiciled at Bolívar 394, piso 9, departamento D, Pilar, Province of Buenos Aires; and Mrs. Carmen Angélica ALEGRE, Argentine, born on 6 January 1959, holder of National Identity Document (DNI) No. 13 134 282, married, a teacher, domiciled at Godoy Cruz 2957, piso 18, departamento 2, City of Buenos Aires. I further attest that both individuals are personally known to me, and they represent as follows: They have decided to establish a SOCIEDAD ANÓNIMA (a corporation) which shall be governed by the provisions contained in Law No. 19550 on Business Associations, as amended, and these Bylaws. ARTICLE ONE: The name of the Company is “MERCO PARANÁ S.A.” The Company’s domicile shall be located within the jurisdiction of the City of Buenos Aires. The Company may establish as many branches, agencies, representations or offices as it sees fit in the Argentine Republic or abroad. ARTICLE TWO: The Company shall have a term of NINETY NINE YEARS as from the date of registration with the relevant Registry of Companies.

ARTICLE THREE: The company’s purpose shall be to conduct the following activities, on its own behalf, on behalf of third parties or in association with third parties, in the Argentine Republic or abroad: (a) domestic and international freight services for cargo and/or passenger transportation; services related and supplementary to transportation; (b) purchase and sale, exploitation, import, export, representation and manufacture of products, equipment, machinery, materials and/or elements of the naval industry; (c) construction, repair, maintenance, transformation, modification and or conservation of vessels; (d) maritime agency, port services, leases and charters of vessels owned by the company and/or third parties; (e) capital investments in existing and/or new companies; stakeholdings in other corporations or stock companies; creation or furnishing of guarantees or security interests, including accommodation or bond sureties, mortgages, pledges or chattel mortgages, or granting of cash advances, whether secured or unsecured, for the benefit of companies controlling, controlled by or under common control with the Company or its shareholders and/or for the benefit of third parties, either as collateral for obligations undertaken by the Company itself or by third parties. The operations included in the Financial Institutions Law shall be excluded from the corporate purpose, as well as any other operation requiring an official authorization. In furtherance of the corporate purpose, the Company shall have full legal capacity to acquire rights, undertake obligations and perform any act that is not prohibited by the law or these Bylaws.

ARTICLE FOUR: The amount of the Company’s capital shall be ARS 12,000 and shall be divided into common, registered, non-endorsable shares of stock, each of one peso par value, carrying one vote each. ARTICLE FIVE: The capital stock may be increased by fivefold upon decision of the Shareholders’ Regular Meeting through the issuance of common, registered, non-endorsable shares of stock, each of one peso nominal value, carrying one vote each. The Shareholders’ Regular Meeting deciding such increase may vest the power to arrange said issuance on the Board of Directors pursuant to section 188 of Law No. 19550. ARTICLE SIX: Final or interim share certificates shall meet the requirements set forth in sections 211 and 212 of Law No. 19550. The issuance of certificates representing more than one share is permitted. ARTICLE SEVEN: Upon default in the payment of shares, the Board of Directors may opt for any of the procedures set forth in section 193 of Law No. 19550. ARTICLE EIGHT: The management and administration of the Company shall be vested in a Board of Directors (the “Board”), which shall be composed of five regular members. The Shareholders’ Meeting may appoint one to five alternate directors, who shall fill the vacancies in the order of their election. The election of one or more alternate Directors by the Shareholders’ Meeting appointing the regular Directors shall be mandatory so long as the Company dispenses with a statutory audit committee. Directors shall remain in office for three fiscal years. The Shareholders’ Meeting appointing the Directors shall establish the number of Directors and their remuneration. At all meetings of the Board, the absolute majority of the regular Directors shall be necessary to constitute a quorum for the transaction of business, and action by the Board of Directors at a meeting shall be upon vote of a majority of the Directors present at any meeting of the Board at which a quorum is present. In the event of a tie vote, the

Chairperson of the Board shall break the tie by his/her vote. The Chairman of the Board shall be elected at the first meeting of the Board. In the event that more than one regular Director has been appointed, a Vice Chairperson may also be elected at such meeting. Each Director shall deposit ARS 100, or an amount equivalent thereto in government securities, in the Company’s Account as a guarantee of the faithful serving of his/her functions. The Board is vested with broad administration and disposition powers, including all those acts for which section 1881 of the Argentine Civil Code and section 9 of Decree No. 5965/63 require special powers of attorney. The Board may operate with any type of bank, financial companies or credit institutions, whether state or privately owned; grant special or general powers of attorney with administrative and/or judicial powers, with or without rights of substitution; file, prosecute, answer to or withdraw reports or criminal complaints and execute any other act that causes the Company to acquire rights or undertake obligations. The Company’s legal representative shall be the Chairperson or the Vice Chairperson of the Board, indistinctively. ARTICLE NINE: Pursuant to section 284 of Law No. 19550, the Company dispenses with the appointment of a statutory auditors’ committee. If the increase in the Company’s capital by fivefold results in the Company’s falling under the scope of section 299(2) of Law No. 19550, Regular and Alternate Statutory Auditors shall be elected at the Shareholders’ Meeting every year. ARTICLE TEN: Shareholders’ Meetings may be convened simultaneously on first and second call in the manner established in section 237 of Law No. 19550, notwithstanding the provisions contained therein about meetings held without notice if the shareholders representing the total capital stock are present and actions are taken by unanimous vote of all the shares entitled to vote (“unanimous meeting” under Argentine law), in which case the Shareholders’ Meeting shall be held on second call one hour after the failure of the Shareholders’ Meeting convened on first call. In the event of successive calls, the provisions of the abovementioned section 237 of Law No. 199550 shall apply. The quorum and majority requirements shall be governed by sections 243 and 244 of Law No. 19550, according to the type of Shareholders’ Meeting, calls and business to be transacted. A Special Shareholders’ Meeting on second call shall be held regardless of the number of shares present and entitled to vote. ARTICLE ELEVEN: The Company’s fiscal year shall close on December 31. As of such date, the Company’s financial statements shall be prepared in accordance with all applicable regulatory and technical provisions. The Company’s net realized earnings shall be allocated as follows:

(1) 5%, until reaching 20% of the corporate capital, to set aside the statutory reserve; (2) to pay the Directors’ and Statutory Auditors’ remuneration, if applicable. The balance shall be allocated as resolved at the Shareholders’ Meeting. Dividends shall be paid on a pro rata basis according to the respective contributions made during the fiscal year in which any such dividends were declared. ARTICLE TWELVE: After dissolution, the Company shall be liquidated by the Board then in office or by a liquidators’ committee appointed at a Shareholders’ Meeting. In either case, the liquidation shall be under the inspection of the Statutory Auditors’ Committee, if applicable. The assets remaining after all liabilities have been paid off and the capital has been reimbursed shall be apportioned among the shareholders on a pro rata basis according to their respective contributions. SUBSCRIPTION AND PAYMENT OF CAPITAL: The capital stock is subscribed and paid in a follows: Marcelo Fabián MURILLO subscribes 11,000 shares, that is, ARS 11,000; and Carmen Angélica ALEGRE subscribes 1,000 shares, that is, ARS 1,000. Each shareholders pays 25% of the total subscribed capital in cash, binding themselves to pay the remaining percentage within the following two years. REGISTERED OFFICES: The registered offices shall be located at Godoy Cruz 2957, piso 18, departamento 2, City of Buenos Aires. APPOINTMENT OF BOARD MEMBERS. The following Board members are hereby appointed: CHAIRPERSON: Marcelo Fabián MURILLO. ALTERNATE DIRECTOR: Carmen Angélica ALEGRE. Further, I attest that the parties appearing before me hereby grant a SPECIAL POWER OF ATTORNEY to Ana María Rodriguez, holder of National Identity Document (DNI) No. 10468277 to appear before the appropriate body to request the Company’s registration. In furtherance of this mandate, she may accept or propose amendments to these Bylaws; execute supplementary or amending notarially recorded instruments; make requests; deposit with and withdraw from Banco de la Nación Argentina the funds stated in section 187 of Law No. 19550. This record having been read, I attest that the parties sign it and ratify it before me. MARCELO F. MURILLO. CARMEN A. ALEGRE. There appears a seal. Before me: JAVIER H. SAA AVELLANEDA. This copy is CONSISTENT with the original notarially recorded instrument I entered on folio 173 of Notarial Registry 502 kept by me. I hereby extend to the COMPANY, and for the purposes of its REGISTRATION, this FIRST COPY of this Notarized Record, comprised of four pages, numbered correlatively from B 008098876 to B 008098878 and this page, which I sign and seal at the place and on the date of execution.

[There appears a seal:] JAVIER H. SAA AVELLANEDA. Certified Notary Public.

Licence No. 3121. [There appears a signature.]

REGISTRY OF CORPORATIONS

Procedure No. 00291

Description: incorporation prequalified procedure

Record No. 1633482

Corporate name: MERCO PARANÁ

(before)

Incorporated with this Registry under No. 4441, book 121, volume A of the Book of Corporations.

Notarially recorded instrument(s) 45-

and/or private instruments

Buenos Aires, 2 May 1997.

[There follow the seal of the Registry of Companies, Ministry of Justice; a signature, and an illegible seal].